Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Kalmar “Growth-with-Value” Small Cap Fund and Kalmar “Growth-with-Value” Small/Mid Cap Fund, and to the use of our report dated February 24, 2015 on the financial statements and financial highlights of Kalmar “Growth-with-Value” Small Cap Fund, a series of Kalmar Pooled Investment Trust. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

/s/  TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 28, 2015